Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2010 (except for Note 22, as to which the date is October 19, 2010), with respect to the consolidated financial statements of Odyssey HealthCare, Inc., for the year ended December 31, 2009, included in the Gentiva Health Services, Inc. Current Report on Form 8-K/A (Amendment No. 1) dated October 20, 2010, and incorporated by reference in the Registration Statements on Form S-3 (No. 333-134508 for the sale of debt, preferred stock, common stock and warrants, in the Registration Statement on Form S-3 (No. 333-146297) for the sale of common stock, in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and on Form S-8 (No. 333-115725, No. 333-129116, No. 333-143116, No. 333-161390, and No. 333-167127) for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

October 19, 2010